Exhibit 99.1

Peapack-Gladstone Financial Corporation to Acquire Point View Wealth Management

Bedminster, New Jersey – July 3, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank (the “Bank”), announced today that it has entered into an agreement to acquire Summit, NJ-based Point View Wealth Management, Inc. (“Point View”), with assets under management of over $300 million.  The Company anticipates the purchase will be immediately accretive to earnings.  The transaction is expected to close in the third quarter of 2019, subject to the receipt of regulatory approval and other customary closing conditions.

Founded in 1993, Point View is an independent, fee-only registered investment advisor that provides customized portfolio management services and offers comprehensive financial planning tailored to clients’ unique circumstances.  The members of the Point View team are experts in retirement and educational planning, tax minimization and estate planning strategies.

Peapack Private, the wealth management division of Peapack-Gladstone Bank, is one of the largest trust company and wealth managers in NJ, with a market value of approximately $6.3 billion of Assets Under Administration (AUA) at March 31, 2019.  The Point View transaction will be the Bank’s fifth acquisition since 2015.

“Summit, and the surrounding area, is a great market where we already have a number of relationships with clients, professionals and not-for-profit organizations, as well as a retail branch location,” said John P. Babcock, President of Peapack Private Wealth Management.  “Acquiring Point View allows us to expand our presence in this highly competitive and sought-after market with a high-quality organization and top-flight professionals that have deep and long-standing ties in this community.  We’re thrilled to have Point View join our growing wealth management business.”

David Dietze, Founder and President of Point View commented, “We are extremely pleased to be joining Peapack Private.  This is a natural transition for us and will allow us to continue to help our clients build wealth through our combined capabilities.”

Park Sutton Advisors LLC served as exclusive financial advisor to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.66 billion and assets under management and/or administration of $6.3 billion as of March 31, 2019.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to realize expected revenue synergies from our wealth acquisitions in the amounts or the timeframe anticipated;
•	inability to retain customers and employees from our wealth acquisitions;
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inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2019 and beyond;
•	inability to manage and/or fund our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	an unexpected decline in real estate values within our market areas;
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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.